UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 22, 2010

EvergreenBancorp, Inc.

(Exact name of registrant as specified in its charter)

WASHINGTON

(State or other jurisdiction of incorporation)

000-32915	91-2097262
(Commission File Number)	IRS Employer Identification No.

1111 3rd Avenue, Suite 2100

Seattle, WA. 98101

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: 206-628-4250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-(c))

Item 1.03	Bankruptcy or Receivership

On Friday, January 22, 2010, EvergreenBank (the “Bank”), the wholly-owned subsidiary of EvergreenBancorp, Inc. (the “Company”), was closed by the State of Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.

Beginning on January 25, 2010, the 7 branch offices of the Bank were expected to reopen as branches of Umpqua Bank. Customers who have questions about the foregoing matters, or who would like information about the closures of the Bank, may visit the FDIC’s web site at [http://www.fdic] or call the FDIC toll-free at 1-800-528-6215.

The Company’s principal asset is the capital stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has minimal remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not expect that any recovery will be realized.

A complete copy of the FDIC’s press release can be found on the Internet at the FDIC’s web site.

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As a result of the receivership, Richard Baldwin, Craig Dawson, Carole Grisham, Robert Grossman, Gerald Hatler, Stanley McNaughton, Russel Olson and Joseph Phillips are no longer directors of the Bank.

Item 8.01	Other Events

The Company’s shares of the Bank were its principal asset. The Company does not expect to receive anything from the FDIC or the purchaser of the Bank or its assets, for the Company’s interest in the Bank. Accordingly, as a result of the Company’s current financial condition, the board of directors of the Company is considering its alternatives, including the dissolution and winding up of the Company under Washington law, or filing a petition seeking relief under the United States Bankruptcy Code.

A copy of the Company’s press release regarding the foregoing event is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1    Registrant’s press release dated January 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2010

EVERGREENBANCORP, INC.

By:	/s/ GERALD O. HATLER
Gerald O. Hatler
President and Chief Executive Officer